UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2025 (September 22, 2025)

RYVYL Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-34294	22-3962936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Camino Del Rio North, Suite 1400
San Diego, CA 92108

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (619) 631-8261

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RVYL	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Forest Ralph as Director

On September 22, 2025, the Board of Directors of RYVYL Inc., a Nevada corporation (the “Company”) appointed Forest Ralph as a director of the Company. Mr. Ralph will serve until the date of the Company’s 2025 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

A brief description of the qualifications and experiences of Mr. Ralph is set forth below:

Mr. Ralph is a partner at SeatonHill Partners, LP, a firm specializing in CFO services and project-based financial leadership. He has over 25 years of experience as a Chief Financial Officer, Business Development and Strategic Planning lead and consultant to the Offices of the CFO and Treasurer, in the infrastructure construction project management, healthcare, automotive, manufacturing, technology, consumer packaged goods, agribusiness, and banking industries. From 2021 to 2024, Mr. Ralph was also the Founder and Principal of FR Falconwing, LLC, a strategic financial services consultancy group. His broad and deep skillset includes corporate, divisional, and operating group management of strategic and annual financial planning & analysis, margin improvement, acquisitions and divestitures, Treasury, enterprise risk, internal controls, and systems implementation processes. Forest has provided leadership in domestic and international environments during all phases of the company life cycle: start- up, high growth, turnaround, restatement, remediation, buy- and sell-side preparation, and post-acquisition integration. He earned an MBA from Harvard Business School and a BSFS from Georgetown University.

There is no arrangement or understanding between Mr. Ralph and any other person pursuant to which he was selected to serve as a director. Mr. Ralph does not have any family relationships with any of the Company’s executive officers or directors, and does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Employment Agreement with George Oliva

On September 22, 2025, the Company entered into an employment agreement with George Oliva in connection with the continuation of his role as Chief Financial Officer of the Company (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Oliva will continue his employment on an “at-will” basis with compensation to be set by the Company’s management team on an annual basis, eligibility for bonuses in accordance with the Company’s applicable bonus programs, and eligibility for other benefits such as participation in any retirement plans and insurance plans. The Company may terminate the Employment Agreement for cause and Mr. Oliva may terminate the Employment Agreement for good reason, both as further described the Employment Agreement, and both the Company and Mr. Oliva may also terminate without cause subject to fifteen prior days’ notice. Upon termination for cause (by the Company) or without cause (by Mr. Oliva), the Company pay for any earned but unpaid base salary, bonus, and vested benefits through the date of termination. In the addition to the foregoing, in the case of termination without cause (by the Company) or for good reason (by Mr. Oliva), the Company will also pay Mr. Oliva severance in the amount of twelve months salary to be paid in twelve equal instalments, all unvested equity awards will be fully vested, and continue to cover Mr. Oliva’s group health plan premium for a period of twelve months. The Employment Agreement contains standard covenants by the Company and Mr. Oliva, including as relates to confidentiality and indemnification, and defines the duties and responsibilities of Mr. Oliva’s continued employment with the Company.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Employment Agreement, dated September 22, 2025, between the Company and George Oliva
104	Cover Page Interactive Data File

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2025	RYVYL Inc.

	By:	/s/ Fredi Nisan
		Name:	Fredi Nisan
		Title:	Chief Executive Officer

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